Wizzard Creates World's Largest Podcasting Distribution Network

            Company Also Announces Wizzard Media
       A New Division for High Growth Podcasting Business

PITTSBURGH   March 1, 2007   Wizzard Software (OTCBB: WIZD) today announced
that it has signed the final merger agreement for the acquisition of podcasting company Webmayhem, Inc., dba Liberated Syndication, which will create the largest podcasting distribution network in the world. Liberated Syndication (Libsyn), founded in 2004 by four entrepreneurs who posses a unique blend of technical acumen and experience in independent media, currently delivers almost two million audio and video shows per day to millions of consumers around the world.

As the first podcast distribution company to enter the commercial market, Liberated Syndication's reputation has grown as quickly as its customer base, which now consists of nearly 6,000 independent and commercial producers of radio and television style internet shows. In the month of January, these podcasting pioneers distributed an estimated 10 million hours of media programming and consistently one-third (33%) of the Top 25 podcasts across all categories in iTunes are Libsyn customers. Libsyn supported the growth of highly popular podcasts such as Tiki Bar TV, Grammar Girl, IndieFeed and Keith & the Girl. Liberated Syndication is also the podcasting service of choice for other high-profile programs such as 2008 presidential candidate Senator John Edwards, and provides custom business podcasting services (LibsynPRO) to many companies including NPR.

"We believe we are the first and only publicly-traded podcast broadcasting company, and now, by joining forces with Liberated Syndication, we are the largest podcasting network in the world," said Chris Spencer, CEO of Wizzard Software. "Libsyn is considered the de facto leader in the podcasting distribution business and as we introduce our speech technologies to their services, we will be strategically positioned to maximize revenue generation for the shows we broadcast. Advertisers and consumers alike want relevant, focused advertisements, something clearly lacking in today's digital media offerings, which can be accomplished using our combined technologies and skills."

Additionally, the Company announced the launch of Wizzard Media (www.wizzard.tv), a division for its thriving new media business. The acquisition and newly formed division solidifies Wizzard's leadership position in the online media market, while creating important opportunities for the
monetization of podcasting content   a marketplace necessity that is
enormously beneficial to podcasters, advertisers and consumers, yet has not nearly reached its full potential. The new entity currently serves over 60 million downloads a month.

"Wizzard Media will be the catalyst for attracting sponsors and advertising opportunities for the shows we currently broadcast," said Wizzard Media's Dave Chekan, co-founder of Liberated Syndication. "Using speech recognition we can now match advertisers with very specific, engaging shows, catering to a wide variety of mainstream and niche markets. Applying our geographical targeting capabilities we can find strong, relevant advertising opportunities for local businesses in addition to national brands, a significant revenue generating opportunity for Wizzard and for our content producers."

Wizzard first entered the podcasting market by acquiring Switchpod.com in September of 2006, soon followed by the acquisition of Blast Podcast. Switchpod.com currently broadcasts a highly successful podcast for Harvard
Extension School   Computer Science, Learn Spanish (which recently hit the
1,000,000 download mark), Rip Curl and many others. Switchpod distributes a top notch collection of classic audio books which rank as some of the most popular educational podcasts on iTunes.

Founded in 1995, Wizzard's roots are in the speech technology application development market. In the coming months, the Company expects to integrate text-to-speech and speech recognition services into the Wizzard Media Network:
Liberated Syndication, Switchpod and Blast Podcast. These new features will provide podcast creators with powerful tools for comprehensive search engine indexing as well as transcription and blogging integration.

Currently, podcasts are enjoyed by consumers around the world while at their computer, while exercising with their iPods, on flights, at the beach, in their cars and with the introduction of Apple TV, while sitting at home in their living room. With the smashing success of the iPod and other MP3 players, consumers can now watch and listen to podcasts where they want, when they want. Podcasting's ability to reach highly targeted audiences is a very appealing proposition for both national and local advertisers. eMarketer predicted in February 2007 that podcast advertising and sponsorship spending will reach $240M in 2008. As one third of the top podcasts in their respective categories in iTunes are broadcast by a Wizzard Media company, management strongly believes that Wizzard Media is uniquely positioned to capture a significant portion of that projected spending as it works with show producers to fill an estimated 10 millions hours of monthly programming.

Disclaimer: The binding, enforceable merger agreement provides for Wizzard to issue stock and cash to the Webmayhem stockholders in exchange for all outstanding shares of Webmayhem. After the close of this material acquisition, Webmayhem will be a wholly owned subsidiary of Wizzard. Completion of the Webmayhem acquisition is subject to customary closing conditions, which will be discussed in a Current Report on Form 8-K that Wizzard will file with the Securities and Exchange Commission no later than Monday, March 5th, 2007.

Apple, iTunes, Apple TV and iPod are all trademarks or trade names owned by Apple, Inc. (NASDAQ: AAPL)

About Wizzard Media

Wizzard Media is the world's largest podcasting distribution company. Podcasts are a means for independent and professional content creators to publish audio and video shows for the world to enjoy over the Internet or on mp3 players, such as the Apple iPod. Podcasting is a relatively new phenomenon, but Wizzard Media collectively serves an impressive 60 million podcast downloads per month through media aggregators like Apple's iTunes and other podcast directories. For more information, please visit www.wizzard.tv. Wizzard Media is a division of Wizzard Software (OTCBB: WIZD), a leader in speech technology development.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.


Media Contacts:
Big Mouth Communications
Amy Bonetti, 415-384-0900, amy@bigmouthpr.com
Susie Marino, 415-613-9138, dearsusan@marino.com

IR Contacts:
Arthur Douglas and Associates, Art Batson (407) 478-1120
IBIS Consulting Group, LLC, Dina Lyaskovets, Stephen Lee Gjolme
(949) 852-8434